Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933.  This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these Securities in any country or jurisdiction where such an offer would not be permitted.

Preliminary Pricing Supplement

Subject To Completion, dated November 6, 2026

(To Prospectus dated December 8, 2025,

Series A Prospectus Supplement dated December 8, 2025 and

Product Supplement No. WF-1 dated December 8, 2025)

BofA Finance LLC Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by Bank of America Corporation
Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

◼Linked to the iShares® MSCI Brazil ETF (the “Underlying”)

◼Unlike ordinary debt securities, the Securities do not pay interest or repay a fixed amount of principal at maturity and are subject to potential automatic call prior to the Maturity Date upon the terms described below. Whether the Securities are automatically called for a fixed call premium or, if not automatically called, the Maturity Payment Amount, will depend, in each case, on the performance of the Underlying

◼Automatic Call.  If the fund closing price of the Underlying on the Call Date is greater than or equal to the Starting Price, the Securities will be automatically called for the principal amount plus a Call Premium of at least 20.00% of the principal amount (to be determined on the Pricing Date)

◼Maturity Payment Amount. If the Securities are not automatically called prior to the Maturity Date, you will receive a Maturity Payment Amount that may be greater than, equal to or less than the principal amount of the Securities, depending on the performance of the Underlying from the Starting Price to the Ending Price. The Maturity Payment Amount will reflect the following terms:

◼ If the price of the Underlying increases, you will receive the principal amount plus a positive return equal to the Upside Participation Rate of 175% of the percentage increase in the price of the Underlying from the Starting Price

◼ If the price of the Underlying decreases but the decrease is not more than 25%, you will receive the principal amount

◼ If the price of the Underlying decreases by more than 25%, you will have full downside exposure to the decrease in the price of the Underlying from the Starting Price, and you will lose more than 25%, and possibly all, of the principal amount of your Securities

◼ Investors may lose a significant portion, or all, of the principal amount

◼   If the Securities are automatically called, the positive return on the Securities will be limited to the Call Premium, even if the fund closing price of the Underlying on the Call Date significantly exceeds the Starting Price. If the Securities are automatically called, you will not have the opportunity to participate in any appreciation of the Underlying at the Upside Participation Rate

◼All payments on the Securities are subject to the credit risk of BofA Finance LLC (“BofA Finance”), as issuer of the Securities, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Securities

◼No periodic interest payments or dividends

◼Securities will not be listed on any securities exchange

The initial estimated value of the Securities as of the Pricing Date is expected to be between $910.00 and $960.00 per Security, which is less than the public offering price listed below. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement and “Structuring the Securities” on page PS-21 of this pricing supplement for additional information.
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-9 herein and “Risk Factors” beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance
Per Security	$1,000.00	$28.25	$971.75
Total

(1) Wells Fargo Securities, LLC and BofA Securities, Inc. are the selling agents for the distribution of the Securities and are acting as principal. See “Terms of the Securities—Selling Agents” in this pricing supplement for further information.

(2) In addition, in respect of certain Securities sold in this offering, BofA Securities, Inc. or one of its affiliates may pay a fee of up to $3.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

Terms of the Securities

Issuer:	BofA Finance LLC
Guarantor:	BAC
Underlying:	The iShares® MSCI Brazil ETF (Bloomberg symbol: “EWZ”) (the “Underlying”).
Pricing Date*:	November 10, 2026.
Issue Date*:	November 16, 2026.
Maturity Date*:

November 14, 2031, subject to postponement as described below in “—Market Disruption Events and Postponement Provisions.” The Securities are not subject to repayment at the option of any holder of the Securities prior to the Maturity Date.

Denominations:	$1,000 and any integral multiple of $1,000. References in this pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Automatic Call:

If the fund closing price of the Underlying on the Call Date is greater than or equal to the Starting Price, the Securities will be automatically called, and on the Call Settlement Date you will be entitled to receive a cash payment per Security in U.S. dollars equal to the principal amount plus the Call Premium.

If the Securities are automatically called, the positive return on the Securities will be limited to the Call Premium, even if the fund closing price of the Underlying on the Call Date significantly exceeds the Starting Price. If the Securities are automatically called, you will not have the opportunity to participate in any appreciation of the Underlying at the Upside Participation Rate.

If the Securities are automatically called, they will cease to be outstanding on the Call Settlement Date and you will have no further rights under the Securities after the Call Settlement Date.  You will not receive any notice from us if the Securities are automatically called.

Call Date:	November 16, 2027, subject to postponement as described below in “—Market Disruption Events and Postponement Provisions”.
Call Premium:	At least 20.00% of the principal amount (or at least $200.00 per Security), to be determined on the Pricing Date.
Call Settlement Date:	Three business days after the Call Date (as the Call Date may be postponed as described below in “—Market Disruption Events and Postponement Provisions”).
Maturity Payment Amount:

If the Securities are not automatically called, then on the Maturity Date, you will be entitled to receive a cash payment per Security in U.S. dollars equal to the Maturity Payment Amount. The “Maturity Payment Amount” per Security will equal:

• if the Ending Price is greater than the Starting Price:

$1,000 + ($1,000 × Underlying Return × Upside Participation Rate);

• if the Ending Price is less than or equal to the Starting Price, but greater than or equal to the Threshold Price: $1,000; or

• if the Ending Price is less than the Threshold Price:

$1,000 + ($1,000 × Underlying Return)

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

If the Securities are not automatically called, and the Ending Price is less than the Threshold Price, you will have full downside exposure to the decrease in the price of the Underlying from the Starting Price, and will lose more than 25%, and possibly all, of the principal amount of your Securities at maturity.

Final Calculation Day*:	November 10, 2031, subject to postponement as described below in “—Market Disruption Events and Postponement Provisions.”
Fund Closing Price:

Fund closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions” in the accompanying product supplement.

Starting Price:	$ , which is the fund closing price of the Underlying on the Pricing Date.
Ending Price:	The fund closing price of the Underlying on the Final Calculation Day.
Threshold Price:	$ , which is equal to 75.00% of the Starting Price.
Upside Participation Rate:	175%.
Underlying Return:	The percentage change from the Starting Price to the Ending Price, measured as follows: Ending Price – Starting Price Starting Price
Market Disruption Events and Postponement Provisions:

The Call Date and the Final Calculation Day are each subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, each of the Call Settlement Date and the Maturity Date will be postponed if the Call Date or Final Calculation Day, as applicable, is postponed and will be adjusted for non-business days. For more information regarding adjustments to the Call Date, the Final Calculation Day, the Call Settlement Date and the Maturity Date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, the Call Date and the Final Calculation Day are each a “calculation day” and the Call Settlement Date and the Maturity Date are each a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

Selling Agents:

BofAS and Wells Fargo Securities, LLC (“WFS”).

Under our distribution agreement with BofAS, BofAS will purchase the Securities from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. BofAS will sell the Securities to WFS at the public offering price of the Securities less a concession of up to $28.25 per Security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $20.00 per Security. In addition to the concession allowed to WFA, WFS may pay up to $0.75 per Security to WFA as a distribution expense fee for each Security sold by WFA.

In addition, in respect of certain Securities sold in this offering, BofAS or its affiliates may pay a fee of up to $3.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the Securities at any time up to the Issue Date or during the five-month period following the Issue Date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the public offering price of the Securities.  Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this five-month period.  If you hold the Securities through an account at WFS, WFA or any of their affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.  If you hold your Securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the Securities on your brokerage account statement may be different than if you held your Securities at WFS, WFA or any of their affiliates.

Events of Default and Acceleration:

If an Event of Default, as defined in the senior indenture relating to the Securities and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Securities occurs and is continuing, the amount payable to a holder of the Securities upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Terms of the Securities—Maturity Payment Amount” above, calculated as though the date of acceleration were the Maturity Date of the Securities and as though the Final Calculation Day were the third trading day prior to the date of acceleration; provided that, if the event of default occurs on or prior to the Call Date (i.e., not during the period from after the Call Date to the original Maturity Date of the Securities), then the payment on the Securities will be determined as described above under the caption “—Automatic Call,” calculated as if the Call Date were three trading days prior to the date of acceleration, and in such a case, the calculation agent shall pro-rate the Call Premium according to the period of time elapsed between the issue date of the Securities and the date of acceleration In case of a default in the payment of the Securities, whether at their maturity or upon acceleration, the Securities will not bear a default interest rate.

Material Tax Consequences:	For a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of the Securities, see “U.S. Federal Income Tax Summary.”
CUSIP:	09712HC42

*	Subject to change

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

Additional Information about BofA Finance, the Guarantor and the Securities

The terms and risks of the Securities are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent that it is different from that information. These documents can be accessed at the following links:

•Product Supplement No. WF-1 dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525311329/d51848d424b2.htm

•Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

The Securities are our senior debt securities.  Any payments on the Securities are fully and unconditionally guaranteed by BAC. The Securities and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral.  The Securities will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Securities, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

Investor Considerations

The Securities are not appropriate for all investors. The Securities may be an appropriate investment for investors who:

■seek a fixed return equal to the Call Premium if the Securities are automatically called on the Call Date;

■if the Securities are not automatically called, seek 175% leveraged exposure to the upside performance of the Underlying if the Ending Price is greater than the Starting Price;

■are willing to accept the risk that, if the Securities are not automatically called and the Ending Price is less than the Threshold Price, they will be fully exposed to the decrease in the price of the Underlying and will lose more than 25%, and possibly all, of the principal amount per Security at maturity;

■understand that the term of the Securities may be as short as approximately one year if the Securities are called on the Call Date;

■understand and are willing to accept the full downside risks of the Underlying;

■are willing to forgo interest payments on the Securities and dividends on shares or units of the Underlying and on the securities held by or included in the Underlying; and

■are willing to hold the Securities until maturity.

The Securities may not be an appropriate investment for investors who:

■seek a liquid investment or are unable or unwilling to hold the Securities to maturity;

■require full payment of the principal amount of the Securities at maturity;

■   seek a security with a fixed term;

■are unwilling to accept the risk that, if the fund closing price of the Underlying is less than the Starting Price on both the Call Date and the Final Calculation Day, they will not receive any positive return on their investment in the Securities;

■are unwilling to accept the risk that the fund closing price of the Underlying may decrease by more 25% from the Starting Price to the Ending Price;

■are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the public offering price and that may be as low as the lower estimated value set forth on the cover page;

■seek current income;

■are unwilling to accept the risk of exposure to the Underlying;

■seek exposure to the Underlying but are unwilling to accept the risk/return trade-offs inherent in the Maturity Payment Amount for the Securities;

■are unwilling to accept the credit risk of BofA Finance, as issuer, and BAC, as guarantor, to obtain exposure to the Underlying generally, or to obtain exposure to the Underlying that the Securities provide specifically; or

■prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully “Selected Risk Considerations” herein and “Risk Factors” in each of the accompanying product supplement, prospectus supplement and prospectus for risks related to an investment in the Securities. For more information about the Underlying, please see the section titled “The iShares® MSCI Brazil ETF” below.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

Determining Timing and Amount of Payment on the Securities

Whether the Securities are automatically called on the Call Date will be determined based on the fund closing price of the Underlying on the Call Date as follows:

Is the fund closing price of the Underlying greater than or equal to its Starting Price on the Call Date?

The Securities will be automatically called and you will receive an amount equal to the principal amount plus the Call Premium per Security on the Call Settlement Date

Yes

No

The Securities will not be automatically called, and at maturity, you will receive a Maturity Payment Amount that may be greater than, equal to or less than the principal amount of the Securities, depending on the performance of the Underlying from its Starting Price to its Ending Price.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

If the Securities are not automatically called, then on the Maturity Date, you will receive a cash payment per Security (the Maturity Payment Amount) calculated as follows:

Is the Ending Price of the Underlying greater than its Starting Price?

You will receive per Security:

$1,000 + ($1,000 × Underlying Return × Upside Participation Rate)

Yes

No

On the Maturity Date, you will receive per Security:

$1,000 + ($1,000 × Underlying Return)

In this case, you will lose more than 25%, and possibly all, of the principal amount of your Securities.

Is the Ending Price of the Underlying greater than or equal to its Threshold Price?

Yes

You will receive per Security: $1,000

No

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

Selected Risk Considerations

The Securities have complex features and investing in the Securities will involve risks not associated with an investment in conventional debt securities. Your decision to purchase the Securities should be made only after carefully considering the risks of an investment in the Securities, including those discussed below, with your advisors in light of your particular circumstances. The Securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the Securities or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Securities in the “Risk Factors” sections beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.

Structure-related Risks

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Securities at maturity. If the Securities are not automatically called prior to maturity and the Ending Price of the Underlying is less than the Threshold Price, at maturity, you will lose 1% of the principal amount for each 1% that the Ending Price of the Underlying is less than the Starting Price. In that case, you will lose a significant portion or all of your investment in the Securities.

The Securities do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Securities, regardless of the extent to which the fund closing price of the Underlying exceeds the Starting Price or Threshold Price on the Call Date or the Final Calculation Day, as applicable.

If the Securities are automatically called, your return will be limited to the Call Premium. If the Securities are automatically called, the positive return on the Securities will be limited to the Call Premium, and you will not participate in any appreciation of the Underlying beyond the Call Premium, which may be significant. Accordingly, if the Securities are automatically called, the return on the Securities may be less than the return in a direct investment in the Underlying. If the Securities are automatically called, you will not have the opportunity to participate in any appreciation of the Underlying at the Upside Participation Rate.

The amount payable upon an automatic call or the Maturity Payment Amount, as applicable, will not reflect the price of the Underlying other than on the Call Date or the Final Calculation Day, as applicable. The prices of the Underlying during the term of the Securities other than on the Call Date or the Final Calculation Day, as applicable, will not affect payments on the Securities. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlying while holding the Securities, as the performance of the Underlying may influence the market value of the Securities. The calculation agent will determine whether the Securities will be automatically called, and will calculate the amount payable upon an automatic call or the Maturity Payment Amount, as applicable, by comparing only the Starting Price or Threshold Price, as applicable, to the fund closing price of the Underlying on the Call Date or the Final Calculation Day, as applicable. No other prices of the Underlying will be taken into account. As a result, if the Securities are not automatically called, and the Ending Price of the Underlying is less than the Threshold Price, you will receive less than the principal amount at maturity even if the price of the Underlying was always above the Threshold Price prior to the Final Calculation Day.

The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities. The Securities are subject to a potential automatic call. The Securities will be automatically called if, on the Call Date, the fund closing price of the Underlying is greater than or equal to the Starting Price. If the Securities are automatically called, you will be entitled to receive the principal amount and the Call Premium, and no further amounts will be payable with respect to the Securities. If the Securities are called, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Securities.

Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Securities may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Securities may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

The Call Settlement Date or the Maturity Date may be postponed if the Call Date or the Final Calculation Day is postponed. The Call Date or Final Calculation Day with respect to the Underlying will be postponed if the applicable originally scheduled Call Date or Final Calculation Day is not a trading day with respect to the Underlying or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to the Underlying on the Call Date or Final Calculation Day. If such a postponement occurs with respect to the Call Date, then the Call Settlement Date will be postponed. If such a postponement occurs with respect to the Final Calculation Day, the Maturity Date will be the later of (i) the initial Maturity Date and (ii) three business days after the Final Calculation Day as postponed.

Any payment on the Securities is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

Securities. The Securities are our unsecured senior debt securities. Any payment on the Securities will be fully and unconditionally guaranteed by the Guarantor. The Securities are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the payment upon automatic call or the Maturity Payment Amount at maturity, as applicable, will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Securities on the applicable payment date, regardless of the fund closing price of the Underlying as compared to the Starting Price or Threshold Price, as applicable. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the Pricing Date of the Securities. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Securities.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations.  Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date of your Securities may adversely affect the market value of the Securities.  However, because your return on the Securities depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the price of the Underlying, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Securities.

We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Securities in the ordinary course. Therefore, our ability to make payments on the Securities may be limited.

Valuation- and Market-related Risks

The public offering price you pay for the Securities will exceed their initial estimated value. The range of initial estimated values of the Securities that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the Pricing Date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Securities. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the price of the Underlying, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in “Structuring the Securities” below. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.

The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time. The value of your Securities at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying, our and BAC’s creditworthiness and changes in market conditions.

We cannot assure you that a trading market for your Securities will ever develop or be maintained. We will not list the Securities on any securities exchange. We cannot predict how the Securities will trade in any secondary market or whether that market will be liquid or illiquid.

The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The following factors are expected to affect the value of the Securities: price of the Underlying at such time; volatility of the Underlying; economic and other conditions generally; interest rates; dividend yields; exchange rate movements and volatility; our and the Guarantor’s financial condition and creditworthiness; and time to maturity.

Conflict-related Risks

Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may adversely affect your return on the Securities and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may buy or sell shares or units of the Underlying or the securities held by or included in the Underlying, or futures or options contracts on the Underlying or those securities, or other listed or over-the-counter derivative instruments linked to the Underlying or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may from time to time own shares or units of the

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

Underlying or the securities held by or included in the Underlying, except to the extent that BAC’s or Wells Fargo & Company’s (the parent company of WFS) common stock may be included in the Underlying, as applicable, we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, do not control any company included in the Underlying, and have not verified any disclosure made by the Underlying or any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, or WFS and its affiliates, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Securities. These transactions may present a conflict of interest between your interest in the Securities and the interests we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, may have in our  or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the price of the Underlying in a manner that could be adverse to your investment in the Securities. On or before the Pricing Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and WFS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Securities), may adversely affect the price of the Underlying. Consequently, the price of the Underlying may change subsequent to the Pricing Date, which may adversely affect the market value of the Securities.

We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, also expect to engage in hedging activities that could adversely affect the price of the Underlying on the Pricing Date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Securities prior to maturity, and may adversely affect the amounts to be paid on the Securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may purchase or otherwise acquire a long or short position in the Securities, the Underlying or the securities represented by the Underlying and may hold or resell the Securities, the Underlying or the securities represented by the Underlying.  For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the price of the Underlying, the market value of your Securities prior to maturity or the amounts payable, if any, on the Securities.

If WFS, BofAS or an affiliate of either selling agent participating as a dealer in the distribution of the Securities conducts hedging activities for us in connection with the Securities, such selling agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the Securities to you. This additional projected profit may create a further incentive for the selling agents or participating dealers to sell the Securities to you.

There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Securities and, as such, will make a variety of determinations relating to the Securities, including the amounts that will be paid on the Securities. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks

Any payments on the Securities and whether the Securities are automatically called will depend upon the performance of the Underlying, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.

●Changes that affect the Underlying may adversely affect the value of the Securities and any payments on the Securities.

●We cannot control actions by any of the unaffiliated companies whose securities are included in the Underlying.

●We and our affiliates have no affiliation with any fund sponsor and have not independently verified any fund sponsor’s public disclosure of information.

●Risks associated with the fund underlying index of the Underlying will affect the value of the Underlying and hence the value of the Securities.

●There are risks associated with funds.

●You have limited anti-dilution protection.

The Securities are subject to foreign currency exchange rate risk. The EWZ holds securities traded outside of the United States. The EWZ’s share price will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the securities held by the EWZ are traded. Accordingly, investors in the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the securities held by the EWZ are traded. An investor’s net exposure will depend

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the price of the EWZ will be adversely affected and the value of the EWZ may decrease.

The Securities are subject to risks associated with foreign securities markets. The EWZ holds certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the EWZ may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

There are risks associated with emerging markets. An investment in the Securities will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

Governmental regulatory actions could result in material changes to the composition of the EWZ and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the EWZ, depending on the nature of such governmental regulatory actions and the constituent stocks that are affected. If any governmental regulatory action results in the removal of constituent stocks that have (or historically have had) significant weights within the EWZ, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the price of the EWZ and, therefore, your return on the Securities.

The performance of the EWZ may not correlate with the performance of its fund underlying index as well as the net asset value per share or unit of the EWZ, especially during periods of market volatility. The performance of the EWZ and that of its fund underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the EWZ may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its fund underlying index. This could be due to, for example, the EWZ not holding all or substantially all of the underlying assets included in its fund underlying index and/or holding assets that are not included in its fund underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the EWZ, differences in trading hours between the EWZ (or the underlying assets held by the EWZ) and its fund underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of the EWZ are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit of the EWZ may differ from its net asset value per share or unit; shares or units of the EWZ may trade at, above, or below its net asset value per share or unit. During periods of market volatility, securities held by the EWZ may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share or unit of the EWZ and the liquidity of the EWZ may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of the EWZ. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of the EWZ. As a result, under these circumstances, the market value of shares or units of the EWZ may vary substantially from the net asset value per share or unit of the EWZ.

Tax-related Risks

The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.  See “U.S. Federal Income Tax Summary” below and “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

Hypothetical Examples and Returns

The payout profile, hypothetical returns and examples below illustrate hypothetical payments upon automatic call or at maturity for a $1,000 principal amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Starting Price or Threshold Price of the Underlying. The hypothetical Starting Price of 100.00 for the Underlying has been chosen for illustrative purposes only and does not represent the actual Starting Price of the Underlying. The actual Starting Price and Threshold Price for the Underlying will be determined on the Pricing Date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual fund closing prices of the Underlying, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the Securities for $1,000 per Security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at maturity or upon automatic call and the resulting pre-tax total rate of return will depend on the actual terms of the Securities.

Hypothetical Call Premium:	20.00% of the principal amount (the lowest possible Call Premium that may be determined on the Pricing Date)
Upside Participation Rate:	175.00%
Hypothetical Starting Price:	100.00
Hypothetical Threshold Price:	75.00 (75% of the hypothetical Starting Price)

Hypothetical Payout Profile

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
175% Participation Rate
Call Date (Call Premium: 20%)
25% contingent downside
Percentage Change of the Underlying
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Hypothetical Security Return
Hypothetical Return of the Underlying
Hypothetical Call Premium

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

Hypothetical Returns

If the Securities are automatically called:

If the Securities are automatically called on the Call Date, on the Call Settlement Date you will receive the principal amount of your Securities plus the Call Premium, resulting in a hypothetical pre-tax total rate of return of 20.00%.

If the Securities are not automatically called:

Hypothetical Ending Price	Hypothetical Underlying Return	Hypothetical Maturity Payment Amount per Security	Hypothetical pre-tax total rate of return
$200.00	100.00%	$2,750.00	175.00%
$150.00	50.00%	$1,875.00	87.50%
$140.00	40.00%	$1,700.00	70.00%
$130.00	30.00%	$1,525.00	52.50%
$120.00	20.00%	$1,350.00	35.00%
$110.00	10.00%	$1,175.00	17.50%
$105.00	5.00%	$1,087.50	8.75%
$100.00	0.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$75.00	-25.00%	$1,000.00	0.00%
$74.00	-26.00%	$740.00	-26.00%
$70.00	-30.00%	$700.00	-30.00%
$60.00	-40.00%	$600.00	-40.00%
$50.00	-50.00%	$500.00	-50.00%
$25.00	-75.00%	$250.00	-75.00%
$0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples Of Payment Upon Automatic Call Or At Maturity

Example 1. The fund closing price of the Underlying on the Call Date is greater than the Starting Price, and the Securities are automatically called on the Call Date:

iShares® MSCI Brazil ETF
Hypothetical Starting Price :	$100.00
Hypothetical fund closing price on the Call Date:	$130.00

Because the hypothetical fund closing price of the Underlying on the Call Date is greater than the hypothetical Starting Price, the Securities are automatically called on the Call Date and you will receive on the Call Settlement Date the principal amount of your Securities plus a Call Premium of 20.00% of the principal amount. Even though the Underlying appreciated by 30.00% from the Starting Price to its fund closing price on the Call Date in this example, your return is limited to the Call Premium of 20.00%.

On the Call Settlement Date, you would receive $1,200.00 per Security.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

Example 2. The Securities are not automatically called. The Ending Price is greater than the Starting Price and the Maturity Payment Amount is greater than the principal amount of your Securities:

iShares® MSCI Brazil ETF
Hypothetical Starting Price:	$100.00
Hypothetical fund closing price on the Call Date:	$80.00
Hypothetical Ending Price:	$120.00
Hypothetical Threshold Price:	$75.00, which is 75% of the hypothetical Starting Price
Hypothetical Underlying Return (Ending Price - Starting Price)/Starting Price:	20.00%

Because the hypothetical fund closing price of the Underlying on the Call Date is less than the hypothetical Starting Price, the Securities are not automatically called. Because the hypothetical Ending Price is greater than the hypothetical Starting Price, the Maturity Payment Amount per Security would be equal to the principal amount of $1,000 plus a positive return equal to:

$1,000 × Underlying Return × Upside Participation Rate

$1,000 × 20.00% × 175.00%

= $350.00

On the Maturity Date, you would receive $1,350.00 per Security.

Example 3. The Securities are not automatically called. The Ending Price is less than the Starting Price but greater than the Threshold Price and the Maturity Payment Amount is equal to the principal amount of your Securities:

iShares® MSCI Brazil ETF
Hypothetical Starting Price:	$100.00
Hypothetical fund closing price on the Call Date:	$80.00
Hypothetical Ending Price:	$95.00
Hypothetical Threshold Price:	$75.00, which is 75% of the hypothetical Starting Price
Hypothetical Underlying Return (Ending Price - Starting Price)/Starting Price:	-5.00%

Because the hypothetical fund closing price of the Underlying on the Call Date is less than the hypothetical Starting Price, the Securities are not automatically called. Because the hypothetical Ending Price is less than the hypothetical Starting Price, but not by more than 25%, you would receive the principal amount of your Securities at maturity.

On the Maturity Date, you would receive $1,000.00 per Security.

Example 4. The Securities are not automatically called. The Ending Price is less than the Threshold Price and the Maturity Payment Amount is less than the principal amount:

iShares® MSCI Brazil ETF
Hypothetical Starting Price:	$100.00
Hypothetical fund closing price on the Call Date:	$80.00
Hypothetical Ending Price:	$50.00
Hypothetical Threshold Price:	$75.00, which is 75% of the hypothetical Starting Price
Hypothetical Underlying Return (Ending Price - Starting Price)/Starting Price:	-50.00%

Because the hypothetical fund closing price of the Underlying on the Call Date is less than the hypothetical Starting Price, the Securities are not automatically called. Because the hypothetical Ending Price is less than the hypothetical Starting Price by more than 25%, you would lose a portion of the principal amount of your Securities and would be paid a Maturity Payment Amount equal to:

$1,000 + ($1,000 × Underlying Return)

$1,000 + ($1,000 × -50.00%)

= $500.00

On the Maturity Date, you would receive $500.00 per Security, resulting in a loss of 50.00%.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

All disclosures contained in this pricing supplement regarding the Underlying, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by BlackRock Fund Advisors (“BFA”), the investment advisor to the Underlying. We refer to BFA as the “Investment Advisor”. The Investment Advisor, which licenses the copyright and all other rights to the Underlying, has no obligation to continue to publish, and may discontinue publication of, the Underlying. The consequences of the Investment Advisor discontinuing publication of the Underlying are discussed in “General Terms of the Securities—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of the Underlying or any successor fund. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlying. You should make your own investigation into the Underlying.

The iShares® MSCI Brazil ETF

The iShares® MSCI Brazil ETF (the “EWZ”) is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil 25/50 Index (the “Underlying Index”). The EWZ trades on NYSE Arca under the ticker symbol “EWZ”. The EWZ was established in the third quarter of 2000.

The EWZ is intended to measure equity market performance of the large and mid-cap segments of the Brazilian market. The EWZ seeks to track the investment results of the Underlying Index, which is designed to measure the performance of equity securities of companies whose market capitalization, as calculated by the index provider, represents the top 85% of companies in the Brazilian securities market. The components of the Underlying Index include financials, materials, energy, consumer staples, consumer discretionary, industrials, utilities, communication services, real estate, information technology and healthcare.

The Underlying Index is part of the MSCI 25/50 Indices and is from the MSCI Brazil Index. The MSCI Brazil Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

The Underlying Index

The Underlying Index is designed to measure broad-based equity market performance in Brazil and replicates certain investment limits that are imposed on regulated investment companies under the current U.S. Internal Revenue Code by applying a capping methodology that limits the weight of any single issuer to a maximum  of 25% of the Underlying Index and limiting the sum of the weights of all issuers representing more than 5% of the Underlying Index to a maximum of 50% of the weight of the Underlying Index in the aggregate. The Underlying Index covers approximately 85% of the free float-adjusted market capitalization in Brazil.

The Underlying Index is an index created by applying certain weight constraints to the MSCI Brazil Index. The Underlying Index is calculated daily in U.S. dollars and published in real time during market trading hours.

MSCI 25/50 Indices Methodology

MSCI takes into account the investment limits required of regulated investment companies (“RICs”) under the current U.S. Internal Revenue Code by applying a capping methodology that limits the weight of any single issuer to a maximum of 25% of an MSCI 25/50 Index. Additionally, the sum of the weights of all issuers representing more than 5% of an MSCI 25/50 Index cannot exceed a maximum of 50% of the weight of the MSCI 25/50 Index in the aggregate. The MSCI 25/50 Indices seek to offer a benchmarking alternative for RIC-compliant funds.

The following principles have guided MSCI in designing a methodology for constructing the MSCI 25/50 Indices from the applicable underlying non-constrained, free float-adjusted market capitalization-weighted MSCI equity index (a “Parent Index”).

Reflecting the 25% and 50% Concentration Constraints

Reflecting the 25% and 50% concentration constraints is the primary consideration in terms of both index construction and index maintenance. Ensuring timely and ongoing reflection of the constraints requires the MSCI 25/50 Indices to be rebalanced periodically. The MSCI 25/50 Indices are rebalanced in February, May, August and November.

Minimizing Tracking Error to the Parent Index

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

MSCI seeks to minimize the tracking error between an MSCI 25/50 Index and its Parent Index, while keeping the index turnover to a reasonable level. MSCI seeks to achieve this by rebalancing the MSCI 25/50 Indices using an optimization process that aims to minimize the constituent weight differences between an MSCI 25/50 Index and its Parent Index.

Index Construction and Maintenance Methodology

Constructing and Rebalancing the MSCI 25/50 Indices. The MSCI 25/50 Indices Methodology follows a portfolio optimization framework aimed at minimizing index turnover, tracking error and extreme deviation from the applicable Parent Index.

Constraint Targets. An MSCI 25/50 Index is subject to the following caps:

•no single issuer may exceed 25% of index weight; and

•all issuers with weight above 5% may not together exceed 50% of the index weight.

Minimizing Tracking Error from the Parent Index.

The MSCI 25/50 Indices Methodology aims at minimizing the tracking error from the applicable Parent Index. The tracking error of a MSCI 25/50 Index versus its Parent Index is measured as the sum of the squared weight differences between the constituent weights of the MSCI 25/50 Index and its Parent Index.

Minimizing Transaction Cost.

A transaction cost is applied as a proxy for index turnover on rebalancing from a MSCI 25/50 Index.

Minimum Weight of Constituents. The minimum weight of any MSCI 25/50 Index constituent is equal to the weight of the smallest constituent in the applicable Parent Index.

Buffer Rules.

A buffer of 10% of the value of each constraint is used in order to reduce the risk of non-compliance due to short-term market movements between two quarterly rebalancings. As a result, at the point of constructing or rebalancing a MSCI 25/50 Index, the weight of any single issuer cannot exceed 22.5% of the index weight and all issuers with weight above 4.5% cannot exceed 45% of the index weight.

Maintenance Rules

Quarterly Index Reviews. The MSCI 25/50 Indices are rebalanced quarterly and the changes resulting from the rebalancing are made as of the close of the last business day of each February, May, August and November, to coincide with the quarterly index reviews of the applicable Parent Index.

The MSCI 25/50 Indices are in general rebalanced five business days before the effective date. The changes resulting from the rebalancing are announced on the same day.

In case an MSCI 25/50 Index violates the 25/50 constraints between the announcement date and the effective date, the previously announced results will be discarded and a newly rebalanced MSCI 25/50 Index will be announced.

There is no index rebalancing due to non-compliance between quarterly index reviews.

At each rebalancing, a constraint factor is calculated for each constituent of an MSCI 25/50 Index. The constraint factor is defined as the weight in the MSCI 25/50 Index at the time of the rebalancing divided by the weight in its Parent Index. The constraint factor as well as the constituents of the MSCI 25/50 Index remains constant between index reviews except in case of corporate events.

Ongoing Event-Related Changes. A security added to its Parent Index following a corporate event is added to the MSCI 25/50 Index with an estimated capped weight, without rebalancing of the MSCI 25/50 Index.

In the event of a merger or an acquisition where an index constituent acquires another index constituent or merges with another index constituent, the remaining company is maintained in the MSCI 25/50 Index with a constraint factor calculated as the weighted average of the constraint factors before the corporate event.

If a spun-off security of an index constituent is added to its Parent Index, it will be added to the MSCI 25/50 Index with the same constraint

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

factor as the parent security.

The deletion of a constituent from its Parent Index following a corporate event triggers its deletion from the MSCI 25/50 Index without rebalancing of the MSCI 25/50 Index.

The addition of a newly eligible security in its Parent Index—for example, an early inclusion of a large initial public offering, or a security migrating to the Parent Index from another size-segment—will result in the inclusion of that security in the MSCI 25/50 Index and consequently trigger the full rebalancing of the MSCI 25/50 Index.

Group Entity Concentration Issues

A minimum of 15 issuers in its Parent Index is required at any point in time for the MSCI 25/50 Index to be rebalanced as described above. In the event the number of issuers drops below 15 but remains above 11 following a corporate event or a regular index review, MSCI will apply the following adjustments:

Number of issuers drops to 14: the buffer mentioned above will be reduced from 10% to 9%. Thus, the weight of any single issuer cannot exceed 22.75% of the index weight and all issuers with weight above 4.55% cannot exceed 45.5% of the index weight.

•Number of issuers drops to 13: the buffer mentioned above will be reduced from 10% to 4%. Thus, the weight of any single issuer cannot exceed 24% of the index weight and all issuers with weight above 4.8% cannot exceed 48% of the index weight.

•Number of issuers drops to 12: the buffer mentioned above will be reduced from 10% to 0%. Thus, the weight of any single issuer cannot exceed 25% of the index weight and all issuers with weight above 5% cannot exceed 50% of the index weight.

In case of extremely concentrated Parent Indices where it may not be feasible to construct the pro forma MSCI 25/50 Index using the Barra Open Optimizer, MSCI may temporarily use the capping algorithm described in the MSCI 10/40 Index methodology with the relevant 25/50 parameters to construct the pro forma MSCI 25/50 Index.

The MSCI 25/50 Index will need to be discontinued if the number of issuers drops below 12 as mathematically no solution can satisfy the 25% and 50% constraints. MSCI will, however, temporarily maintain the MSCI 25/50 Index for a minimum of two months before discontinuation by adding the necessary number of securities to the MSCI 25/50 Index. The index discontinuation will coincide with one of the subsequent regular index reviews. The securities to be added will be chosen in the following order of priority:

•Securities deleted from the MSCI 25/50 Index, provided they exhibit required liquidity and were not deleted due to financial difficulties, etc.

•Eligible securities of relevant size not included in its Parent Index, e.g., largest small cap size-segment securities.

In the event that no securities are eligible for temporary addition to the MSCI 25/50 Index, MSCI will provide an index, as close as possible to the 25/50 constraints, for a minimum of two months before discontinuation. The index discontinuation will coincide with one of the subsequent regular index reviews.

The Country Indices

Each country’s index included in an MSCI Index is referred to as a “Country Index.” Under the MSCI methodology, each Country Index is an “MSCI Global Standard Index.” The components of each Country Index used to be selected by the index sponsor from among the universe of securities eligible for inclusion in the relevant Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant Country Index are included) and (iii) meet certain other investibility criteria. Following a change in the index sponsor’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level-so each Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion-but will still be subject to liquidity, foreign investment restrictions and other investibility adjustments. The index sponsor defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.

Calculation of the Country Indices

Each Country Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance, of the equity securities in that country. Each Country Index is calculated in the relevant local currency as well as in U.S. dollars,

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

with price, gross and net returns.

Each component is included in the relevant Country Index at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components in that Country Index. The index sponsor defines the free float of a security as the proportion of shares outstanding that is deemed to be available for purchase in the public equity markets by international investors.

Calculation of the MSCI Indices

The performance of a MSCI Index on any given day represents the weighted performance of all of the components included in all of the Country Indices. Each component in a MSCI Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components included in all of the Country Indices.

Maintenance of and Changes to the MSCI Indices

The index sponsor maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the indices, emphasis is also placed on continuity, continuous investibility of the constituents, replicability, index stability and low turnover in the indices.

As part of the changes to the index sponsor’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:

•semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;

•quarterly reviews, which will occur each February, May, August and November and will focus on significant changes in the market since the last semi-annual review and on including significant new eligible securities (such as IPOs, which were not eligible for earlier inclusion in the indices); and

•ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.

Based on these reviews, additional components may be added, and current components may be removed, at any time. The index sponsor generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.

None of us, the Guarantor, BofAS or any of our other affiliates, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI Indices. The index sponsor does not guarantee the accuracy or the completeness of the MSCI Indices or any data included in the MSCI Indices. The index sponsor assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI Indices. The index sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI Indices or the manner in which the MSCI Indices is applied in determining the amount payable on the Securities at maturity.

Prices and Exchange Rates

Prices

The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such. The index sponsor reserves the right to use an alternative pricing source on any given day.

Exchange Rates

The index sponsor uses the closing spot rates published by WM / Reuters at 4:00 p.m., London time. The index sponsor uses WM / Reuters rates for all countries for which it provides indices.

In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year’s Day), the previous business day’s rates are normally used. The index sponsor independently monitors the exchange rates on all its indices and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if the index sponsor determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day. In such

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

circumstances, an announcement would be sent to clients with the related information. If appropriate, the index sponsor may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

Historical Information

The following graph sets forth the daily historical performance of the EWZ in the period from January 2, 2021 through November 3, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the EWZ’s hypothetical Threshold Price of $23.7975, which is 75% of the EWZ’s hypothetical Starting Price of $31.73, which was its fund closing price on November 3, 2026. The actual Starting Price and Threshold Price will be determined on the Pricing Date.

This historical data on the EWZ is not necessarily indicative of the future performance of the EWZ or what the value of the Securities may be. Any historical upward or downward trend in the price of the EWZ during any period set forth above is not an indication that the price of the EWZ is more or less likely to increase or decrease at any time over the term of the Securities.

Before investing in the Securities, you should consult publicly available sources for the trading pattern and prices of the EWZ.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

Structuring the Securities

The Securities are our debt securities, the return on which is linked to the performance of the Underlying. The related guarantee is BAC’s obligation. Any payments on the Securities, including payment of the Maturity Payment Amount, depend on the credit risk of BofA Finance and BAC and on the performance of the Underlying. As is the case for all of our and BAC’s respective debt securities, including our market-linked securities, the economic terms of the Securities reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked securities result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of securities at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Securities, along with the fees and charges associated with market-linked securities, typically results in the initial estimated value of the Securities on the Pricing Date being less than their public offering price.

The initial estimated value range of the Securities is set forth on the cover page of this preliminary pricing supplement.  The final pricing supplement will set forth the initial estimated value of the Securities as of the Pricing Date.

In order to meet our payment obligations on the Securities, at the time we issue the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Securities and the hedging arrangements. The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Selected Risk Considerations” beginning on page PS-9 above and “Use of Proceeds” on page 15 of the accompanying prospectus.

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the iShares® MSCI Brazil ETF due November 14, 2031

U.S. Federal Income Tax Summary

You should consider the U.S. federal income and estate tax consequences of an investment in the Securities, including the following:

•There is no statutory, judicial, or administrative authority directly addressing the characterization of the Securities.

•You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the Securities for all tax purposes as single financial contracts with respect to the Underlying. In the opinion of Sidley Austin LLP, our tax counsel, the U.S. federal income tax characterization and treatment of the Securities described herein is a reasonable interpretation of current law.

•Under this characterization and tax treatment of the Securities, a U.S. Holder (as defined on page 76 of the accompanying prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the Securities prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the Securities for more than one year.

•No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

•In addition, there may exist a risk that an investment in the Securities will be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, any long-term capital gain recognized by a U.S. Holder in respect of the Securities will be recharacterized as ordinary income. Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Securities.

•Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the accompanying product supplement), if any, will not apply to Securities that are issued as of the date of this pricing supplement unless such Securities are “delta-one” instruments. Based on our determination that the Securities are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities.

•Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.